Exhibit 10.1

Confidential and Without Prejudice

Amendment Agreement

THIS AMENDMENT AGREEMENT (this “Amendment”) is made the 24th day of March 2022

BETWEEN:

(1)	Verona Pharma plc, a company incorporated under the laws of England and Wales, under company registration number 05375156 whose registered office is at One Central Square, Cardiff, CF10 1FS, United Kingdom (“Verona”); and

(2)	Ligand UK Development Limited, a company incorporated under the laws of England and Wales, under company registration number 02600483 whose registered office is at C/O Legalinx Limited, 3rd Floor, 207 Regent Street, London, W1B 3HH, United Kingdom (“Ligand”).

Verona and Ligand are each a “Party” and together the “Parties”.

BACKGROUND:

(A)	Ligand (then called Vernalis Development Limited) and Rhinopharma Ltd entered into an intellectual property assignment and licence agreement on 7 February 2005, which agreement was amended by a codicil dated 13 July 2006 (together, the “Licence Agreement”).

(B)	Rhinopharma Ltd assigned the Licence Agreement to Verona on 19 September 2006.

(C)	Verona entered into a collaboration and licence agreement with Nuance Pharma Limited with an effective date of 9 June 2021 (the “Nuance Agreement”) pursuant to which Nuance Pharma Limited paid Verona the sum of twenty five million United States dollars ($25,000,000) cash and equity worth fifteen million United States dollars ($15,000,000) in Nuance Biotech, Nuance Pharma Limited’s parent company.

(D)	Ligand alleged to Verona that under Clause 5.4 of the Licence Agreement, Verona was required to pay to Ligand the sum of ten million United States dollars ($10,000,000), being 25% of the cash and non-cash consideration that Nuance Pharma Limited paid Verona.

(E)	Verona has denied that such payment is due to Ligand under Clause 5.4 of the Licence Agreement in relation to the Nuance Agreement.

(F)	Ligand and Verona wish to settle the dispute described at Recitals (D) and (E) above (the “Dispute”) and amend the Licence Agreement to reflect developments in their commercial relationship in accordance with and subject to the provisions of this Amendment.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	Capitalised terms used but not otherwise defined in this Amendment shall have the meaning given to them in the Licence Agreement as amended by this Amendment.

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2.	SETTLEMENT

2.1	This Amendment constitutes full and final settlement of the Dispute.

2.2	Each Party releases and forever discharges all and any actions, rights, claims, counterclaims, demands, set offs, liabilities and obligations whether in law or in equity that it (or its Affiliates) ever had, may have or hereafter can, shall or may have against the other Party (or its Affiliates) whether or not currently contemplated by the Parties (or their Affiliates) or currently sustainable at law arising out of or relating in any manner to the Dispute. Without prejudice to the generality of the foregoing, Ligand shall not assert or claim that Verona has not complied with clause 4.1 of the Licence Agreement in relation to the Nuance Agreement.

2.3	Each Party shall not (and shall procure that its Affiliates shall not) directly or indirectly initiate, file, finance, participate, aid, or otherwise assist in any action, suit or other proceeding concerning the Dispute, in England or in any other jurisdiction.

2.4	For clarity, Clauses 2.2 and 2.3 shall not apply to, and the Dispute shall not include, any claims in respect of any breach of this Amendment.

2.5	This Amendment is entered into in connection with the settlement of the Dispute. It is not, and shall not be represented or construed by either Party as, an admission against interest or an admission of liability or wrongdoing on the part of the other Party to this Amendment or any other person or entity.

2.6	Each Party shall bear its own costs, solicitors’ fees, attorneys’ fees, counsels’ fees and other professional fees in relation to the Dispute and all its own costs in relation to this Amendment and its implementation.

3.	PAYMENTS

3.1	Within five (5) business days of the date of this Amendment , Verona shall pay to Ligand the sum of two million United States dollars (US$2,000,000) by way of bank transfer to Ligand’s UK bank account details of which Ligand shall provide to Verona promptly after signature of this Amendment.

3.2	Within thirty (30) days from the earlier of the date of the first commercial sale by Verona or the receipt by Verona of a written report or other written notification of the first sale by a Sub-licensee to a Third Party of the first Licensed Product in a country in the Territory after required Regulatory Approvals have been granted by the applicable Regulatory Authority, but excluding Licensed Product sales for clinical study purposes, sales between Verona and its Sub-licensees or compassionate, named patient or similar use, Verona shall pay to Ligand the sum of fifteen million United States dollars (US$15,000,000) in cash, or at Verona’s discretion, by issuing to Ligand shares in Verona of equivalent value based on the volume-weighted average price (“VWAP”) of Verona’s American Depositary Shares on the Nasdaq Global Market over the ten (10) trading days including and prior to the date of the first commercial sale. For clarity, such payment shall be payable once only and be made on the first occurrence of a sale of the first Licensed Product as described in the foregoing sentence and not on subsequent occurrences of the same in relation to other Licensed Products or countries in the Territory. Any cash payment shall be by way of bank transfer to Ligand’s UK bank account details of which Ligand shall provide to Verona.

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4.	AMENDMENTS TO THE LICENCE AGREEMENT

4.1	The Licence Agreement is hereby amended as set out in Clauses 4.2 to 4.18 below with effect from the date of this Amendment as written above.

4.2	The section at the head of the Licence Agreement defining the two parties is hereby replaced with the following wording:

“(1)	Verona Pharma plc, a company incorporated under the laws of England and Wales, under company registration number 05375156 whose registered office is at One Central Square, Cardiff, CF10 1FS, United Kingdom (Verona); and

(2)	Ligand UK Development Limited, a company incorporated under the laws of England and Wales, under company registration number 02600483 whose registered office is at C/O Legalinx Limited, 3rd Floor, 207 Regent Street, London, W1B 3HH, United Kingdom (Ligand).”

4.3	In the Licence Agreement, where appropriate, all references to ‘Vernalis’ shall be read as ‘Ligand’ and all references to ‘Rhinopharma’ shall be read as ‘Verona’.

4.4	The following definitions are hereby added to Clause 1.1:

“Nuance Agreement means the collaboration and licence agreement entered into between Verona and Nuance Pharma Limited with the effective date 9 June 2021;”

“Expiry Date means 24 March 2042;”

"Sub-licensee means a Third Party to whom Verona grants a licence and/or sub-licence (as the case may be) to manufacture and sell and/or to purchase and sell one or more Licensed Products in the Field of Use in the Territory. Notwithstanding the foregoing, Sub-licensee shall not include a Third Party that is contracted by Verona or its Affiliates to (i) carry out contract research and development for or on behalf of Verona or its Affiliates; (ii) manufacture Licensed Products on behalf of Verona, its Affiliates or its Sub-Licensees solely for supply to Verona, its Affiliates or its Sub-Licensees; (iii) distribute Verona’s Licensed Products; (iv) be Verona’s agent for the marketing or selling of the Licensed Products; or (v) co-market or co-promote Verona’s Licensed Products;”

4.5	Clause 4.1(c) is hereby replaced with the following wording:

“any sub-licence shall automatically and immediately terminate on the termination of this agreement, provided that, upon termination, Ligand shall, at the request of any Sub-licensee that is then in compliance in all material respects with its obligations to Verona under such Sub-licensee’s sublicense agreement with Verona where non-compliance would have caused Verona to be in breach of its obligations to Ligand under this agreement, enter into a direct agreement with the Sub-licensee licensing directly to the Sub-licensee, for the Sub-licensee’s territory as had been stated in the sublicense agreement, the Programme IP (inclusive of any rights assigned or transferred to Verona pursuant to clause 3.1, and inclusive, without limitation, of the Improvements), on (or as near as possible to) the same economic and other terms as the Sub-Licensee’s sublicense agreement with Verona, and reflecting explicitly any provisions of this agreement which had expressly or by reference been made applicable to such sublicense agreement.  Any such direct agreement shall also require the Sub-licensee to pay forthwith to Ligand any sums payable by the Sub-licensee under the Sub-Licensee’s sublicense agreement as at the time of termination of this agreement that had not already been paid in full by the Sub-licensee.”

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4.6	Clause 5.1 is hereby replaced with the following wording:

“Within forty-five (45) days after achievement of the first approval of a Regulatory Authority for the Commercialisation of any Licensed Product anywhere in the Territory, Verona shall pay to Ligand the sum of five million pounds (£5,000,000) in cash, or at Verona’s discretion, by issuing to Ligand shares in Verona of equivalent value based on the volume-weighted average price (“VWAP”) of Verona’s shares on the Nasdaq Global Market over the ten (10) trading days including and prior to the date on which the Regulatory Authority grants approval.”

4.7	Clause 5.3 is hereby replaced with the following wording:

“For each Licensed Product that is not Covered by a Programme Patent at the time of First Commercial Sale of that Licensed Product by Verona or any Sub-licensee of Verona, during the applicable Royalty Term and prior to the Royalty Term in respect of any named patient sales, Verona shall pay Ligand royalties on the Net Sales Value of such Licensed Products at the royalty rate of 3% (three per cent).”

4.8	Clause 5.4 is hereby replaced with the following wording:

“Verona shall pay Ligand 25% (twenty-five per cent.) of all cash and non-cash consideration (excluding royalties which are payable separately under clauses 5.2 and 5.3) paid to Verona by its Sub-licensees . For the avoidance of doubt, (i) all cash and non-cash consideration paid to Verona under sections 8.02 and 8.03 of the Nuance Agreement shall be subject to this clause and (ii) all cash and non-cash consideration paid to Verona under section 8.01 of the Nuance Agreement shall not be subject to this clause.”

4.9	The last sentence of Clause 5.8 is hereby replaced with the following wording:

“Sums payable by Verona under this agreement shall be paid in United States dollars by wire transfer to any UK bank account that Ligand may notify to Verona in writing from time to time.”

4.10	Clause 5.9 is hereby replaced with the following wording:

“For the purpose of converting any royalty payments that are due to Ligand into United Stated dollars from the local currency, the rate of exchange to be applied shall be the published exchange rate in the Financial Times on the date when the relevant payment first becomes due.”

4.11	Clause 6.3(b) is hereby deleted.

4.12	Clause 10.1 is hereby replaced with the following wording:

This agreement shall come into effect on the execution of this agreement and shall continue in force until the Expiry Date, unless terminated earlier by either party in accordance with clauses 10.2, 10.3 or 10.4. Neither party shall have any right to terminate this agreement (including under common law rights), except in accordance with Clauses 10.2, 10.3 and 10.4.

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4.13	Clause 10.3 is hereby replaced with the following wording:

“Ligand shall have the right to terminate this agreement immediately by written notice to Verona if Ligand obtains a final judgment of the English High Court declaring that Verona is in material breach of an obligation to pay money to Ligand under this agreement and Verona fails to remedy such material breach within thirty (30) days of the date of the final written judgment. Verona shall have the right to terminate this agreement immediately by written notice to Ligand if Verona obtains a final judgment of the English High Court declaring that Ligand is in material breach of any of its obligations under this agreement and Ligand fails to remedy that breach within thirty (30) days of the date of the final written judgment.”

4.14	Clause 10.4(a) is hereby deleted and Clauses 10.4(b) and 10.4(c) shall be re-numbered as 10.4(a) and 10.4(b) respectively.

4.15	Clause 10.6 is hereby replaced with the following wording:

“Any termination of this agreement shall not affect any accrued rights or liabilities of either party, nor shall it affect the coming into force or the continuance in force of any provision of this agreement which is expressly or by implication intended to come into force or continue in force on or after termination. On expiry of this agreement pursuant to clause 10.1, each party’s rights and obligations under this agreement shall cease except that (i) clause 12 shall continue in full force and effect , and (ii) Verona shall have a non-exclusive, worldwide, royalty-free, perpetual, irrevocable, sub-licensable and transferrable licence under the Programme Know-How to Develop, Manufacture and Commercialise (or any of those activities) Licensed Products in the Field of Use in the Territory.”

4.16	The first sentence of Clause 11.1 is hereby replaced with the following wording:

“Upon termination (but not, for the avoidance of doubt, expiry) of this agreement and subject to clause 11.2, Verona shall, and shall procure that Verona's Affiliates shall:”

4.17	Clause 14 is hereby replaced with the following wording:

“14.1 Any notice or other document to be served under this agreement may be delivered or sent by post by or by hand to the party to be served at its address set out below:

(a)	to Ligand at:	(b)	to Verona at:
	3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121		One Central Square, Cardiff, CF10 1FS United Kingdom
and to:
Shakespeare Martineau 60 Gracechurch Street, London, EC3V 0HR, United Kingdom

	Marked for attention of the Company Secretary		One copy marked for attention of the General Counsel and another copy marked for attention of the Chief Financial Officer

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or at any other address or addressee as it may have notified to the other party in accordance with this clause 14.1 or at the company registered office of the other party. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if both parties’ addresses for service are within the United Kingdom) or by prepaid airmail (if elsewhere).

14.2 In proving service of a notice or document it shall be sufficient to prove that delivery by post was made and recorded, as the case may be.”

4.18	Schedule 3 is hereby replaced with the schedule set out in the Appendix to this Amendment.

5.	warranties

5.1	Each Party represents and warrants to the other Party that as at the date of this Amendment, it has the full power and authority to enter into and perform this Amendment without obtaining the consent of any third party and has taken all necessary action to authorise the execution, delivery and performance of this Amendment.

6.	GENERAL

6.1	The Licence Agreement remains in full force and effect with the amendments set out in this Amendment.

6.2	The provisions of Clause 12 (Confidentiality and Announcements), Clause 16 (General), Clause 18 (Jurisdiction) and Clause 19 (Governing Law) of the Licence Agreement shall be deemed to be incorporated into this Amendment by reference, and each reference to “this agreement” in such incorporated provisions shall be deemed to be a reference to this Amendment.

6.3	The provisions and circumstances of this Amendment, including, without limitation, Clauses 2 and 3 and the background information in recitals (D) to (F), shall be considered the Confidential Information of each Party under Clause 12 of the Licence Agreement.

Confidential and Without Prejudice

Appendix

Schedule 3

Net Sales Value Definition

Net Sales Value means, with respect to any Licensed Product, the aggregate gross amount invoiced by Verona, its Affiliates, Sub-licensees and agents (each a “Selling Party”) to Third Parties (including distributors), or received by a Selling Party despite the absence of an invoice, for sales of Licensed Products, less the sum of the following, each to be determined based on reasonable estimates (without duplication) determined in accordance with US GAAP or International Financial Reporting Standards (IFRS), consistently applied, as applicable for the Selling Party:

(a)	trade, cash, quantity and prompt settlement discounts;

(b)	taxes on sales (such as sales, value added, or use taxes) and customs and excise duties and other taxes or duties to the extent added to the sale price and set forth separately as such in the total amount invoiced (but not including taxes assessed against the income derived from sales);

(c)	freight, insurance, and other transportation charges, as well as any fees for services provided by wholesalers and warehousing chains to the extent related to the distribution of the Licensed Products;

(d)	allowances or credits given on account of returns, rejections, defects or recalls (including due to spoilage, damage or expiration of useful life);

(e)	price reductions, write-offs (retroactive or otherwise including for bad debt), shelf stock adjustments on customer inventories following price changes, chargeback payments, reimbursements, and rebates actually given, paid, accrued or credited in connection with the sale of the Licensed Products, including amounts repaid or credited to (if) end users pursuant to rebate or discount programs, (ii) governmental entities or (iii) managed care organizations; provided, however, that if any amounts are written off, but subsequently collected, such subsequent collections shall be included in Net Sales Value in the reporting period in which such subsequent collections are made;

(f)	the portion of administrative fees paid or accrued during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Licensed Products;

(g)	distribution fees to the extent payable for the distribution of the Licensed Products; and

(h)	any other similar and customary deductions that are consistent with US GAAP or IFRS, as applicable for the Selling Party.

To the extent any of the foregoing are based upon estimates in any reporting period, any changes in such estimates shall be applied in the reporting period in which such changes are made, in accordance with US GAAP or IFRS, as applicable for the Selling Party.

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Notwithstanding the foregoing, Net Sales Value shall not include, and shall be deemed zero with respect to, (i) the distribution of promotional samples of the Licensed Products, or (ii) Licensed Products provided for clinical study or research purposes, or compassionate, named patient or similar use; provided, however that if such Licensed Products provided for clinical study or research purposes, or compassionate, named patient or similar use result in sales accounted for as revenue by the Selling Party, such sales shall be included in Net Sales Value.

In the case of any sale of a Licensed Product between or among Verona and its Affiliates, Sub-licensees or agents for resale, Net Sales Value shall be calculated as above only on the first arm's length sale by Verona or its Affiliate, Sub-licensee or agent to a Third Party.

In the event that a Licensed Product is commercialized “bundled” with one or more products and/or with one or more services which are themselves not Licensed Products for a mutually related price (e.g., buy one and get a discount on or a coupon for the other) or for a single price, the Net Sales Value for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such “bundled” sale by the fraction A/(A+B), where A is the average sales price during the applicable reporting period generally achieved for the Licensed Product in the country in which such sale occurred when such Licensed Product is sold alone and not with other pharmaceutical products or services, and B is the average sales price during the applicable reporting period generally achieved for the other product(s) and/or service(s) in the “bundled” sale in the country in which such sale occurred when such product(s) and/or service(s) are sold alone and not with other pharmaceutical products or services, and allocating applicable “Net Sales Value” deductions in the same proportion.

In the event that one or more of the product(s) and/or service(s) in the “bundled” sale are not sold separately, the parties shall confer in good faith to determine a fair market price that shall equitably compensate the Net Sales Value for the value of the Licensed Product(s) within the “bundled” sale.

Upon any sale or other disposal of any Licensed Product for any consideration other than an exclusively monetary consideration on bona fide arm's length terms, then for the purposes of calculating the Net Sales Value under this agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for the Licensed Product in the country in which such sale or other disposal occurred when such Licensed Product is sold alone and not with other pharmaceutical products or services.

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AGREED by the Parties through their duly authorised representatives on the date written at the start of this Amendment:

For and on behalf of Verona Pharma plc		For and on behalf of Ligand UK Development Limited

Signed	/s/ David Zaccardelli	Signed	/s/ Charles Berkman

Full Name	David Zaccardelli	Full Name	Charles Berkman

Title	CEO & President	Title	SVP, General Counsel & Secretary